Exhibit No.
99.1

ALLIANCE DISTRIBUTORS HOLDING INC. REPORTS

2007 FIRST QUARTER FINANCIAL RESULTS

For Immediate Release

New York, New York - May 15, 2007 - Alliance Distributors Holding Inc. (OTC Bulletin Board: ADTR), a distributor of interactive video games and gaming products, announced its financial results for the first quarter ended March 31, 2007.

Net sales for the quarter increased 22% to $16.3 million from $13.3 million in the first quarter of 2006. The company incurred a net loss of $593,000, or $0.01 per share, in the first quarter of 2007, compared to a net loss of $94,000, or $0.00 per share, in the first quarter of 2006.

The company also announced that it increased its credit facility from $10 million to $15 million ($17.5 million in season) while decreasing the interest rate on borrowings under the facility from prime plus 1.50% to prime plus 0.75%. Borrowings are based upon eligible inventory and receivables, are due on demand and are secured by substantially all of the assets of the company. The credit facility was also extended to expire on May 31, 2010.

“In the first quarter of 2007 we continued our strong revenue growth trend, both by opening new accounts and by increasing sales to our existing customer base”, said Jay Gelman, Chairman and Chief Executive Officer. “This was accomplished despite a more difficult sales environment within the video gaming space. Shortages of hardware units and a lighter than normal release schedule forced us to be aggressive in our pricing to customers. This resulted in lower margins and had a detrimental effect on our bottom line.”

Gelman continued, “In response to the bottom line results for the first quarter, we are carefully reviewing our sales, operating and administrative expenses. We recently made cost reductions that should result in lowering our break even point, and we continue to look aggressively at further reducing our fixed operating costs.”

Gelman concluded, “We are extremely pleased to announce the increase and extension of our existing credit facility. Not only were maximum borrowings under the line increased by 50% to $15 million, we also reduced our interest rate on borrowings by 0.75%. The facility, which was scheduled to expire in November 2007, now runs through May 2010. We believe this new agreement demonstrates confidence in our future, as we continue to move forward with this important relationship.”

For additional information see the Company’s SEC Report on Form 10-Q for the three months ended March 31, 2007.

About Alliance Distributors Holding Inc.

Alliance Distributors Holding Inc. (www.alliancedistributors.com), which does business as Alliance Distributors, is a full-service wholesale videogame distributor, specializing in gaming products and accessories for all key manufacturers and 3rd party publishers. Alliance Distributors offers support on: PS3, PSP, PS2, X-Box 360, Wii, DS and GBA SP, peripherals and software titles.

Safe Harbor

Certain statements contained in this press release contain forward-looking statements including without limitation, statements concerning our operations, economic performance, and financial condition. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “believe,” “expect,” and “anticipate” and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

Investors are cautioned that all forward-looking statements, which are based largely on our current expectations, involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including without limitation, risks associated with technological change, competitive factors and general economic conditions, changes in marketing and distribution strategies by manufacturers, continued shortages of new platform systems, difficulty in integrating and deriving synergies from acquisitions, potential undiscovered liabilities of companies that we acquire, changes in our business or growth strategy, the emergence of new or growing competitors, various other competitive and technological factors. There can be no assurance that the results referred to in the forward-looking statements contained in this release will occur. The Company has no duty and undertakes no obligation to update any forward-looking information, whether as a result of new information, future developments or otherwise.

ALLIANCE DISTRIBUTORS HOLDING INC.
STATEMENTS OF OPERATIONS
THREE MONTHS ENDED MARCH 31, 2007 AND 2006
(In thousands, except per share amounts)
(Unaudited)

	2007	2006

NET SALES	$16,273	$13,319

COST OF GOODS SOLD	14,693	11,760

GROSS PROFIT	1,580	1,559

OPERATING COSTS AND EXPENSES:
Selling and administrative expenses	1,925	1,276
Terminated transaction costs	-	257

Total operating expenses	1,925	1,533

(LOSS) INCOME FROM OPERATIONS	(345)	26

Interest expense	248	188

LOSS BEFORE BENEFIT FROM
INCOME TAXES	(593)	(162)

Benefit from income taxes	-	(68)

NET LOSS	$(593)	$(94)

Net loss per share - basic and diluted	$(0.01)	$0.00

Weighted average common shares outstanding -
basic and diluted	48,721	48,165

Contact:

Alliance Distributors Holding Inc.
Steve Gelman - VP of Marketing and Communications
718-536-2248
steve@alliancedis.com